Exhibit 99.1

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE
February 22, 2021

Subsidiary of UFP Industries announces agreement to acquire the net operating assets of
Spartanburg Forest Products and its affiliates

GRAND RAPIDS, Mich., Monday, February 22, 2021 – UFP Industries, Inc. (Nasdaq: UFPI) today announced that one of its wholly owned subsidiaries, Sunbelt Forest Products Corporation, signed an agreement to purchase the net operating assets of Spartanburg Forest Products, Inc. and its affiliates. The purchase price for Spartanburg’s property, plants and equipment is approximately $17 million. Sunbelt will also purchase Spartanburg’s net working capital for an amount equal to the net book value determined on the date of closing the transaction. As of December 31, 2020, Spartanburg’s net working capital totaled approximately $80 million. The transaction is expected to close by the end of the first quarter of 2021, pending customary closing conditions and regulatory approval.

Founded in 1978 and based in Greer, South Carolina, Spartanburg and its affiliates operate four wood treating facilities and one manufacturing facility, mostly in the Mid-Atlantic. The combined companies had 2020 sales of approximately $543 million. Stephen Michael, president and CEO of Spartanburg, will remain in a consultative role to help with the transition to Sunbelt, and Sunbelt plans to continue all of Spartanburg’s current vendor and supplier relationships (TSOs and MSOs) after closing.

“Spartanburg Forest Products has a great reputation for quality and service,” said Ken DelleDonne, president of Sunbelt Forest Products. “Our customers are asking us to do more and the addition of the Spartanburg team will help us better serve our customers’ needs. We look forward to working with them and creating more success stories together.”

“The combination of Spartanburg and Sunbelt will generate operational efficiencies that will allow both companies to provide greater value to our customers, as well as expand our capacity and geographic reach,” said Stephen Michael. “We’re excited to join the Sunbelt team.”

Sunbelt Forest Products Corporation

Based in Bartow, Florida, Sunbelt Forest Products Corporation is a leading producer of pressure-treated lumber and residential fencing in the Southeast, with 300 employees. The company is an affiliate of UFP Retail Solutions, which is a subsidiary of UFP Industries.

Spartanburg Forest Products

Headquartered in Greer, South Carolina, Spartanburg Forest Products and its affiliates are a premier wood treating operation in the U.S., with approximately 150 employees and operations in five states. Its affiliates include Appalachian Forest Products, Innovative Design Industries, Blue Ridge Wood Preserving, Blue Ridge Wood Products, and Tidewater Wood Products.

UFP Industries, Inc.

UFP Industries is a holding company whose operating subsidiaries – UFP Industrial, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Michigan, with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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